Exhibit 10.17

Separation Agreement and Release

This Separation Agreement and Release (the “Agreement”), effective December 14, 2023 (“Delivery Date”), sets forth the terms of the separation of Phoebe Mounts (“you” or “your”) from employment with CorMedix Inc. (the “Company”). If you understand and agree with these terms, please sign in the space provided below. If you and the Company sign below, this will be a legally binding document representing the entire agreement between you and the Company regarding the subjects it covers. We will refer to this document as the “Agreement.”

Termination and Termination Date. You and the Company have agreed that your last day of employment with the Company shall be December 31, 2023 (“Termination Date”). On December 12, 2023, you will cease to hold the title of General Counsel and Corporate Secretary, and on December 31, 2023, you will cease to hold the title of Executive Vice President. Until the Termination Date, you will continue to report to the Company’s Chief Executive Officer and provide appropriate services to facilitate the transition of your duties and responsibilities. You hereby acknowledge that all officer and director positions, as applicable, you may have held with the Company and its affiliates terminate effective as of December 31, 2023, and you will cease to be an employee of the Company effective as of the Termination Date, without further action by either party hereto.

Consideration. In exchange for the obligations contained in this Agreement and in accordance with the terms of the Employment Agreement dated March 19, 2019 between you and the Company (the “Employment Agreement”), the Company will pay or provide you with the following if you (i) sign and do not revoke this Agreement within 21 days of the Delivery Date (the “First Release”) and again within 21 days following the Termination Date (the “Second Release”), (ii) cooperate with the Company in the transition of your position through the Termination Date and as described under “Cooperation” below , (iii) return all Company property and Confidential and Proprietary Information (as defined in the Employment Agreement) in your possession before the Termination Date or at such earlier time as the Company requests, and (iv) comply with all terms of this Agreement and the confidentiality, inventions, non-competition, non-solicitation and non-disparagement provisions of the Employment Agreement:

a)	Payment of an amount equal to your monthly base salary ($31,250 per month) for a period of nine (9) months following the Termination Date (the “Severance Period”), which shall be payable in accordance with the Company’s payroll practices and procedures beginning no later than the 30th day following the Termination Date. The first payment will include unpaid installments for the period from the Termination Date to the first payment date.

b)	An annual bonus for 2023 equal to your 2023 target annual bonus, which shall be paid on the date on which 2023 annual bonuses are paid to executives of the Company.

c)	All time-based stock options that are scheduled to vest on or before the first anniversary of the Termination Date shall be accelerated and deemed to have vested as of the Termination Date. Your performance-based stock options which are not vested as of the Termination Date shall not accelerate and shall be forfeited as of the Termination Date. You may exercise any vested options during the 12-month period following the Termination Date (but in no event later than the date of expiration of the term of the applicable option). The Company will provide you with a schedule of your vested stock options within five days following the Termination Date.

Payments Without Regard to this Agreement. Whether or not you sign and do not revoke the First Release or the Second Release, you shall receive (i) payment of any accrued but unpaid salary and paid time off through the Termination Date, (ii) payment of any reimbursable business expenses incurred before the Termination Date subject to the Company’s policies, and (iii) payment of any amounts due under any benefit plan or program in accordance with its terms through the Termination Date (“Accrued Compensation”). The Accrued Compensation shall be paid as soon as practicable after the Termination Date, consistent with the terms of any applicable benefit plan or Company policy.

Release of Claims. In exchange for the payments and benefits described in the “Consideration” section, you hereby waive all claims available under federal, state or local law against the Company, its parent, partners and affiliates, and its and their respective directors, officers, employees, agents, insurers and reinsurers, and employee benefit plans (and the trustees, administrators, fiduciaries, insurers and reinsurers of such plans) past, present, and future, their heirs, executors, administrators, representatives, successors and assigns (collectively, the “Releasees”), arising out of your employment with the Company or the termination of that employment, including but not limited to all claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Equal Pay Act, the Genetic Information Non-discrimination Act, the Family and Medical Leave Act, Section 1981 of U.S.C, Title VII of the Civil Rights Act, and all state and local analogues of such statutes, each as amended, including the New Jersey Law Against Discrimination, New Jersey Equal Pay Act, New Jersey Civil Rights Law, New Jersey Security and Financial Empowerment Act; New Jersey Conscientious Employee Protection Act, New Jersey Family Leave Act, New Jersey Earned Sick Leave, New Jersey Wage and Hour Law, New Jersey WARN Laws: the New Jersey Millville Dallas Airmotive Plant Job Loss Notification Act (a/k/a the New Jersey WARN Act), Retaliation provisions of New Jersey Workers’ Compensation Law, New Jersey Discrimination in Wages Law, New Jersey Temporary Disability Benefits and Family Leave Insurance Law, New Jersey Domestic Partnership Act, the New Jersey Wage Payment Law, the New Jersey Wage Theft Law, the New Jersey Occupational Safety and Health Law, the New Jersey False Claims Act, the New Jersey Smokers’ Rights Law, the New Jersey Genetic Privacy Act, the New Jersey Fair Credit Reporting Act, the New Jersey Emergency Responder Leave Law, the New Jersey Compassionate Use Medical Cannabis Act, and the New Jersey Secure Choice Savings Program, as well as wrongful termination claims, breach of contract claims, discrimination claims, harassment claims, retaliation claims, whistleblower claims (to the fullest extent they may be released under applicable law), defamation or other tort claims, and claims for attorneys’ fees and costs.

You are not waiving your right to (i) vested benefits under the written terms of the Company 401(k) plan or any other employee or executive benefit plan, (ii) claims for unemployment or workers’ compensation benefits, (iii) any medical claim or any judgment or monetary awards or settlements that may arise related to medical benefits under the group health plan sponsored by the Company, (iv) claims arising after the date on which you sign this Agreement, (v) claims that are not otherwise waivable under applicable law, or (vi) claims to indemnification under Section 11 of the Employment Agreement, the Company’s articles of incorporation or bylaws, or the Indemnification Agreement, dated October 20, 2020, with the Company or the Indemnification Agreement, dated November 29, 2023, with the Company (the “Indemnification Agreement”). You acknowledge that you have not made any claims or allegations related to sexual harassment or sexual abuse and none of the payments set forth in this Agreement are related to sexual harassment or sexual abuse.

Medicare Disclaimer. You represent that you have made no claim for illness or injury against (nor are you aware of any facts supporting any claim against) the Company under which the Company could be liable for medical expenses incurred by you before or after the execution of this Agreement. Further, you are aware of no medical expenses paid by Medicare and for which the Company is or could be liable now or in the future. You represent and agree that, to the best of your knowledge, no liens exist from any governmental entities, including those for Medicare conditional payments. You agree to indemnify, defend, and hold the Company harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and you further agree to waive any and all private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.

Limit on Disclosures. You shall not disclose or cause to be disclosed the terms of this Agreement to any person (other than your spouse or domestic/civil union partner, attorney and tax advisor), except pursuant to a lawful subpoena, as set forth in the Reports to Government Entities section below, or as otherwise permitted by law. This provision is not intended to restrict your legal right to discuss the terms and conditions of your employment.

Provisions of Employment Agreement Remaining In Full Force and Effect. You agree to comply with the confidentiality, inventions, non-competition, non-solicitation and non-disparagement provisions of the Employment Agreement, which shall remain in effect according to their terms. All payments and benefits under the “Consideration” section of this Agreement shall cease, and you shall be required to return to the Company any previously paid payments and benefits under the “Consideration” section of this Agreement, if you breach any of these provisions of the Employment Agreement. The Company agrees to comply with the Indemnification provision in Section 11 of the Employment Agreement, and the Indemnification Agreement, as though incorporated fully herein.

Cooperation. During and after your employment with the Company, you agree to cooperate fully and in a timely manner with the Company and its counsel with reasonable requests regarding any matter (including any litigation, investigation or governmental proceeding) that directly relates to your employment with the Company. You agree to remain available to answer questions as reasonably requested by the Company with respect to the transition to a new Executive Vice President, General Counsel and Corporate Secretary, it being understood that such cooperation is intended to be for a limited time and not to interfere with any subsequent employment that you may have. You also agree to sign documents as reasonably requested by the Company in connection with the transition, including documents relating to the liquidation of the Company’s foreign subsidiaries, until the Termination Date (and, to the extent necessary, during the Severance Period). Subject to the Company’s prior approval, the Company will reimburse you for reasonable out-of-pocket costs and expenses, with respect to such cooperation and will set meeting times that are mutually agreeable. The Company will make reasonable efforts to keep you advised of material developments that directly relate to you with respect to the existing Company shareholder class action and derivative litigation, and you agree to provide timely feedback, as requested by the Company, on any documents provided for your review by the Company in connection with such litigation.

Reports to Government Entities. Nothing in this Agreement, including the Limit on Disclosures or Release of Claims sections, or the Employment Agreement restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation, including alleged criminal conduct or sexual harassment, to, or from filing any type of claim, charge or complaint, or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, you agree and understand that you are waiving your right to receive any individual monetary relief from the Releasees resulting from such claims or conduct, regardless of whether you or another party has filed them, and in the event you obtain such monetary relief, the Releasees will be entitled to seek an offset for the payments made pursuant to this Agreement. This Agreement does not limit your right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. You do not need the prior authorization of the Company to engage in conduct protected by this paragraph, and you do not need to notify the Company that you have engaged in such conduct. To the extent permitted by law, and without limiting the foregoing, upon receipt of any subpoena, court order, or other legal process compelling the disclosure of any confidential information or trade secrets of the Company, you agree to give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the fullest extent possible.

Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

Non-Admission of Liability. Nothing in this Agreement is an admission of any wrongdoing, liability or unlawful activity by you or by the Company.

No Other Amounts Due. You acknowledge that the Company has paid you all wages, salaries, bonuses, benefits and other amounts earned and accrued, less applicable deductions, and that the Company has no obligation to pay any additional amounts other than the payments described in the “Consideration” and “Payments Without Regard to this Agreement” sections of this Agreement.

Return of Records and Equipment. As a condition of receiving the Consideration under this Agreement, you agree to return all Company property, which includes documents and information– whether stored electronically or otherwise, to the Company on or before the Termination Date or at such earlier time as the Company requests and not to retain any property of the Company. To the extent that you allowed use of your own personal computing device and cell phone during employment with the Company, you will arrange remote review and deletion by the Company of all Company property and information from such personal computing device and cell phone. If at a later date you become aware of any unreturned property, or Company information on any personal device, you will return it at your earliest opportunity or permanently delete it, as appropriate.

Acknowledgement of Voluntariness and Time to Review. You acknowledge that:

●	you read this Agreement and you understand it;

●	you are signing this Agreement voluntarily in order to release your claims against the Company in exchange for payment that is greater than you would otherwise have received;

●	you were offered at least 21 days from the Delivery Date or the Termination Date, as applicable, to consider your choice to sign this Agreement;

●	the Company advises you to consult with an attorney about this Agreement;

●	if you sign and do not revoke the First Release, but do not sign (or later revoke) the Second Release, the provisions of “Release of Claims” section above shall remain effective but the payments and benefits described in the “Consideration” section shall not be provided to you.

●	you can revoke this Agreement within 7 days of signing it each time and that the Agreement does not become effective until that 7-day revocation period has passed. To revoke, provide written notice of revocation to Lauren Diaz at the Company, at ldiaz@cormedix.com; and

●	changes to this Agreement before its execution, whether material or immaterial, do not restart your time to review the Agreement.

Tax Withholding. All payments under this Agreement shall be made subject to applicable tax withholding.

Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings regarding all of the subjects specifically covered by this Agreement, other than the Indemnification Agreement and the provisions of the Employment Agreement that are specifically referred to in this Agreement as continuing in effect. This Agreement may be changed only by a written document signed by you and an authorized representative of the Company.

Severability. In the event a court, arbitrator or other entity with jurisdiction determines that any portion of this Agreement (other than the general release section) is invalid or unenforceable, the remaining portions of the Agreement shall remain in full force and effect.

Governing Law. This Agreement shall be governed by the laws of New Jersey without reference to that jurisdiction’s choice of law rules.

CorMedix Inc.

By:	/s/ Joseph Todisco
Title:	Chief Executive Officer

FIRST RELEASE: (to be signed within 21 days following the Delivery Date)

UNDERSTOOD, AGREED TO AND ACCEPTED
WITH THE INTENTION TO BE LEGALLY BOUND:

/s/ Phoebe Mounts
By:	Phoebe Mounts

Date:	December 15, 2023

SECOND RELEASE: (to be signed within 21 days following the Termination Date)

UNDERSTOOD, AGREED TO AND ACCEPTED
WITH THE INTENTION TO BE LEGALLY BOUND:

/s/ Phoebe Mounts
By:	Phoebe Mounts

Date:	January 3, 2023